                                                                    EXHIBIT 10.1

                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("AGREEMENT"), is entered into this 14th day of August, 1998 and shall be made effective as of July 1, 1998, by and among Bendata, Inc., a Colorado corporation ("BENDATA"), Bendata (Europe) Limited LLC, a Colorado limited liability company ("LLC") (together, Bendata and the LLC are the "COMPANY"), Astea International Inc., a Delaware corporation ("ASTEA"), Network Data, Inc., a Delaware corporation wholly owned by Astea ("NETWORK") (together, Astea and Network are "SELLER"), Ixchange Technology Holdings Limited, a South Africa corporation ("IXCHANGE"), and Bendata Holding, Inc., a Delaware corporation ("BUYER").

     INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual and respective representations, warranties, covenants and agreements contained herein, Ixchange, Buyer, Company, and Seller hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     For purposes of this Agreement, capitalized terms shall have the following meanings:

     "AGREEMENT" means this Stock Purchase Agreement.

     "ASTEA" means Astea International Inc., a Delaware corporation.

     "BENDATA" means Bendata, Inc., a Colorado corporation.

     "BUSINESS CONDITION" shall have the meaning given in Section 3.1.

     "BUSINESS PLAN" means that certain Bendata Business Overview 1998.

     "BUYER" means Bendata Holding, Inc., a Delaware corporation.

     "BUYER REQUIRED STATUTORY APPROVALS" shall have the meaning given in
Section 4.2.

     "CANADA COMPANY SHARES" shall have the meaning given in Section 3.2(e).

     "CHARTER DOCUMENTS" shall have the meaning given in Section 3.1.

     "CLAIM NOTICE" means a written notice in reasonable detail of the facts and circumstances that form the basis of an indemnification claim hereunder and setting forth an estimated amount of the potential Losses, if possible, and the sections of this Agreement upon which the claim for indemnification for such Losses is based.

     "CLOSING" means the closing of the Transaction.

     "CLOSING DATE" shall have the meaning given in Section 2.3.

     "CODE" means the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

     "COMPANY" means Bendata and the LLC.

     "COMPANY DISCLOSURE SCHEDULE" shall mean a document referring specifically to the representations and warranties in this Agreement that is delivered by Company and Seller to Buyer prior to the execution of this Agreement.

     "COMPANY FINANCIAL STATEMENTS" shall have the meaning given in Section 3.5.

     "COMPANY INTELLECTUAL PROPERTY" shall have the meaning given in Section
3.12.

     "COMPANY REQUIRED STATUTORY APPROVALS" shall have the meaning given in
Section 3.4(c).

     "COMPANY SHARES" means the issued and outstanding shares of capital stock of Bendata.

     "COMPANY VOTING DEBT" shall have the meaning given in Section 3.2.

     "CONFIDENTIAL INFORMATION" shall have the meaning given in Section 13.8.

     "CONSENT" means a consent, approval, Order, or authorization of, or registration, declaration, or filing with, or exemption by a Governmental Entity.

     "COUNTERNOTICE" means a written objection to a claim or payment setting forth the basis for disputing such claim or payment.

     "DOCUMENTATION" shall have the meaning given in Section 3.12.

     "EFFECTIVE DATE" shall mean July 1, 1998.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ENVIRONMENTAL LAWS" shall have the meaning given in Section 3.17.

     "GAAP" means generally accepted accounting principles consistently applied.

     "GOVERNMENTAL ENTITY" means a court, administrative agency, or commission or other governmental authority or instrumentality, whether domestic or foreign.

     "GREEN SHARK TOOL" shall have the meaning given in Section 7.8.

     "HAZARDOUS SUBSTANCES" shall have the meaning given in Section 3.17.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IXCHANGE" means Ixchange Technology Holdings Limited, a South Africa corporation.

     "KNOWLEDGE" in reference to Company means that the officers, directors, employees, attorneys, accountants and investment bankers of Company and Seller who could reasonably be expected to know of a matter if it existed have reviewed the specific representation and warranty and the related Company Disclosure Schedule to which such knowledge statement is made, and, in so doing, have exercised reasonable due diligence, and based upon the foregoing, such persons are not aware and have no reason to be aware of any inaccuracies in such specific representation and warranty and related Company Disclosure Schedule with respect to which such knowledge statement is made.

     "LETTER OF CREDIT" shall have the meaning given in Section 2.1.

     "LLC" means Bendata (Europe) Limited LLC, a Colorado limited liability company.

     "LLC INTEREST" shall have the meaning given in Section 3.2.

     "LEASED PREMISES" shall have the meaning given in Section 3.16.

     "LOSSES" shall mean direct and actual losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys' fees) of any kind, net of any insurance proceeds, but excluding all indirect and/or consequential damages of any kind.

     "NETWORK" means Network Data, Inc., a Delaware corporation wholly owned by Astea.

     "ORDER" means a decree, judgment, injunction, ruling, or other order of a Governmental Entity having jurisdiction, whether temporary, preliminary, or permanent.

     "PAYMENT CERTIFICATE" shall mean a written claim for payment of Losses, in reasonable detail and specifying the amount of such Losses.

     "PLAN" shall mean an employee bonus, profit sharing, retirement, stock purchase, stock option, recapitalization, insurance, medical, life, disability, severance, or other benefit plan.

     "POST-CLOSING PERIOD" means, with respect to the Company, any Tax Period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date.

     "PRE-CLOSING PERIOD" means, with respect to the Company, any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

     "PROMISSORY NOTE" shall have the meaning given in Section 2.1.

     "PURCHASE PRICE" shall have the meaning given in Section 2.1.

     "REAL PROPERTY" shall have the meaning given in Section 3.17.

     "REIMBURSEMENT PROMISSORY NOTE" shall have the meaning given in Section
2.1.

     "RETURNS" means all returns, information statements, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing. The term "Return" means any one of the foregoing Returns.

     "RETURN PERIODS" shall have the meaning given in Section 3.8.

     "SECTION 338(H)(10) ELECTION" means the joint election by Buyer and Seller pursuant to Section 338(h)(10) of the Code and as described in Section 5.6, below.

     "SELLER" means Astea and Network.

     "SOFTWARE" shall have the meaning given in Section 3.12.

     "STRADDLE PERIOD" means, with respect to the Company, any Tax Period that begins before and ends after the Closing Date.

     "STUB BALANCE SHEET" shall have the meaning given in Section 3.5.

     "STUB PERIOD DATE" shall have the meaning given in Section 3.5.

     "SUBSIDIARY" shall have the meaning given in Section 3.1.

     "TAX" or "TAXES" means any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity (whether national, local, municipal or otherwise) or political subdivision thereof, and any interest penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, including any liability for taxes under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law).

     "TAX PERIOD" means, with respect to any tax, the period for which the Tax is reported as provided under applicable tax law.

     "TAX REIMBURSEMENT" shall have the meaning given in Section 2.1.

     "TRANSACTION" shall mean the purchase of the Company Shares including LLC Interest by Buyer pursuant to the terms of this Agreement.

     "THRESHOLD AMOUNT" shall have the meaning given in Section 9.6.

     "VIOLATION" shall have the meaning given in Section 3.4.

     "YEAR 2000 COMPLIANT" shall have the meaning given in Section 3.12(h)

                                  ARTICLE II

              PURCHASE OF COMPANY SHARES AND MEMBERSHIP INTEREST

     2.1 PURCHASE OF SHARES AND MEMBERSHIP INTEREST. In consideration for the sale, assignment and transfer of the Company Shares, including the LLC Interest, and the representations, warranties, and covenants contained herein, Buyer agrees to pay to Network the aggregate amount of Forty Two Million Five Hundred Thousand US Dollars (US$42,500,000) and to pay to Network the incremental tax cost resulting from the Section 338(h)(10) Election, provided such cost shall not exceed $900,000 ("Tax Reimbursement") (together, "PURCHASE PRICE"). Thirty-Five Million US Dollars

($35,000,000) of the Purchase Price shall be payable at Closing by wire transfer of immediately available funds and shall be payable to Network (or as directed in writing by Astea). Seven Million Five Hundred Thousand US Dollars (US$7,500,000) of the Purchase Price shall be payable on the one year anniversary of the Closing Date pursuant to the terms of a promissory note substantially in the form attached hereto as Exhibit 2.1(a) and incorporated by this reference ("PROMISSORY NOTE"). The Promissory Note shall provide, among other things, that interest shall be based on the 1 year treasury note rate as published in the Wall Street Journal two (2) days prior to the Closing Date and that all fees and charges associated with or charged by the financial institution with respect to the Letter of Credit shall be deducted from the interest payment due under the Promissory Note. Payment under the Promissory Note shall be subject to offset rights in Section 9.7. The Tax Reimbursement shall be calculated by Seller and shall be submitted to Buyer for approval. Seller and Buyer may use their respective accounting firms in order to calculate, determine and review the Tax Reimbursement. In the event that Seller and Buyer cannot agree as to the amount of the Tax Reimbursement within ten (10) days of submission to Buyer then Buyer and Seller shall promptly instruct their respective accounting firms to designate a third accounting firm of internationally recognized standing, which (acting as experts and not arbitrators) shall be instructed to calculate, as soon as practicable after the matter is referred to such firm, the Tax Reimbursement and such calculation shall be final and binding on the parties. The costs and expenses of such third accounting firm shall be equally borne by the parties. The Tax Reimbursement shall be payable on the one year anniversary of the Closing Date pursuant to the terms of a promissory note substantially in the form of the Promissory Note except that no interest shall accrue on such promissory note ("Reimbursement Promissory Note"). Payment under the Reimbursement Promissory Note shall be subject to offset rights in Section 9.7. The Promissory Note and the Reimbursement Promissory Note shall be secured by a letter of credit ("LETTER OF CREDIT"). The Letter of Credit shall be obtained from American Express Co. Inc., Key Bank National Association, (a subsidiary of KeyCorp), Seafirst Bank ( a subsidiary of Bank of America N.T.S.A., Union Bank of California, (a subsidiary of Bank-Mitsubishi Ltd and UnionBankCal Corporation), or US Bank, (a subsidiary of US Bancorp - Portland OR, and a subsidiary of First Bank Systems - Minneapolis MN) or such other unaffiliated financial institution based in the United States with a credit rating equal to or better than the aforementioned financial institutions. The Letter of Credit will contain draw instructions substantially in the form attached hereto as Exhibit 2.1(b).

     2.2 CLOSING AND EFFECTIVE DATE. The Closing will take place as soon as practicable on the fifth business day after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VIII that by their terms are not to occur at the Closing (the "CLOSING DATE"), at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington, unless another date or place is agreed to in writing by the parties hereto. The transfer of the Company Shares to Buyer shall be effective as of the Effective Date. The parties intend that, except as otherwise provided in this Agreement, Buyer shall be entitled to all benefits of ownership of the Company Shares and the LLC Interest, including the benefit for financial accounting purposes of all revenues and income, and the burden of all expenses incurred in the ordinary course of business consistent with this Agreement, of the Company, as of the Effective Date.

     2.3 DELIVERY OF CERTIFICATES. At the Closing, each holder of a certificate or certificates representing Company Shares shall surrender such certificates to Buyer, together with such duly executed documentation as may be reasonably required by Buyer to effect a transfer of such Company Shares.

     2.4  CLOSING DATE DELIVERIES.

     (a) On the Closing Date, Seller, Bendata and the LLC shall deliver to Buyer the following validly executed instruments:

          (i) Copy of the Articles of Incorporation of Bendata, certified as of a recent date by the Colorado Secretary of State;

          (ii) Certificate of Good Standing of Bendata issued as of a recent date by the Colorado Secretary of State;

          (iii) Copy of the Articles of Organization of the LLC, certified as of a recent date by the Colorado Secretary of State;

          (iv) Certificate of Good Standing of the LLC issued as of a recent date by the Colorado Secretary of State;

          (v) Certified copy of resolutions of the Board of Directors and shareholder of Bendata authorizing the execution and performance of this Agreement and the Transaction contemplated hereby;

          (vi) Certified copy of resolutions of the member of the LLC authorizing the execution and performance of this Agreement and the Transaction contemplated hereby;

          (vii) Officer's Certificate of Bendata and Astea, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (w) no amendments to the Articles of Incorporation of Bendata since a specified date; (x) the Bylaws of Bendata; (y) the resolutions of the Board of Directors and shareholder of Bendata authorizing the execution and performance of this Agreement and the Transaction contemplated hereby; and (z) the incumbency and signatures of the officers of Bendata executing this Agreement and any agreement executed and delivered in connection herewith;

          (viii) Member's Certificate of the LLC, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (w) no amendments to the Articles of Organization of the LLC since a specified date;
(x) the Operating Agreement of the LLC; (y) the resolutions of the Managers of the LLC authorizing the execution and performance of this Agreement and the Transaction contemplated hereby; and (z) the incumbency and signatures of the managers of the LLC executing this Agreement and any agreement executed and delivered in connection herewith;

          (ix) Opinions of Holme, Roberts & Owen LLP and Testa, Hurwitz & Thibeault, LLP, counsels to Company and Seller required by Section 8.2.3;

          (x)    The documents required by Sections 5.5(e) and 5.5(f) hereof;

          (xii)  The closing certificate required by Sections 8.3.1 and 8.3.2;

          (xiii) Resignations of the managers of the LLC;

          (xiv) Resignations of the members of the Board of Directors of Bendata and resignations of John G. Phillips and Robert G. Schwartz, Jr. from their positions as officers of Bendata; and

          (xv) Such other instruments or documents necessary or reasonably desirable to consummate the Transaction, all satisfactory in form and substance to Buyer.

     (b) On the Closing Date, Ixchange and Buyer shall deliver to Seller the following validly executed instruments:

          (i) Thirty-Five Million US Dollars ($35,000,000) payable to Network (or other designees identified by Astea in writing prior to the Closing) by wire transfer of immediately available funds;

          (ii)   The Promissory Note;

          (iii)  The Letter of Credit;

          (iv) Copy of the Certificate of Incorporation of Buyer, certified as of a recent date by the Delaware Secretary of State;

          (v) Certificate of Good Standing of Buyer issued as of a recent date by the Delaware Secretary of State;

          (vi) Certified copy of resolutions of the Board of Directors of Buyer and Ixchange authorizing the execution and performance of this Agreement and the Transaction contemplated hereby;

          (vii) Officer's Certificate of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, certifying as to (w) no amendments to the Certificate of Incorporation of Buyer and Ixchange since a specified date; (x) the Bylaws of Buyer and Ixchange; (y) the resolutions of the Board of Directors of Buyer and Ixchange authorizing the execution and performance of this Agreement and the Transaction contemplated hereby; and (z) the incumbency and signatures of the officers of Buyer and Ixchange executing this Agreement and any agreement executed and delivered in connection herewith;

          (viii) Opinion of Preston Gates & Ellis LLP, counsel to Buyer as required by Section 8.3.3;

          (ix)   The closing certificate required by Sections 8.2.1 and 8.2.2;
and

          (x) Such other instruments or documents necessary or desirable to consummate the Transaction, all satisfactory in form and substance to Buyer.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER

     Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates (provided that Seller shall not be deemed responsible for nondisclosure of an item or condition with respect to a particular section or subsection if disclosure under another section or subsection reasonably informed Buyer and Ixchange of the nature of the item or condition as required by such other section or subsection) and is delivered by Company (which for purposes of these representations and warranties shall include all entities which directly or indirectly through one or more intermediaries is controlled by Company) to Buyer prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), and whether or not the Company Disclosure Schedule is referred to in a specific section or subsection, Company and Seller, jointly and severally, represent and warrant to Buyer as follows:

     3.1 ORGANIZATION, STANDING, AND POWER. Bendata is a corporation duly organized, validly existing, and in good standing under the laws of the state of Colorado. The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Colorado. Bendata Canada Limited is a corporation duly organized, validly existing, and in good standing under the laws of Canada. Company has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified, validly existing and in good standing (in such jurisdictions in which good standing is applicable) to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Company. As used in this Agreement, "BUSINESS CONDITION" with respect to any entity shall mean the business, financial condition, results of operations or assets. In this Agreement, a "SUBSIDIARY" of any corporation or other entity means a corporation, partnership, limited liability company, or other entity of which such corporation or entity directly or indirectly owns or controls voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity. References to Company shall include all Subsidiaries of Company unless the context specifically indicates otherwise. Bendata has no Subsidiary except for Bendata Canada Limited, a Canadian corporation which is a wholly-owned subsidiary of Bendata and except for the LLC. Company has delivered to Buyer complete and correct copies of the articles, certificate, bylaws, and/or other primary charter and organizational documents ("CHARTER DOCUMENTS") of Company, in each case, as amended to the date hereof. The minute books and stock records of Company, complete and correct copies of which have been delivered to Buyer, contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the shareholders of Bendata and its Board of Directors and the members of the LLC, and all original issuances and subsequent transfers, repurchases, and cancellations of Bendata's capital stock and the LLC's membership interests. The Company Disclosure Schedule contains a complete and correct list of the officers and directors of Company.

     3.2  CAPITAL STRUCTURE.

     (a) The authorized capital stock of Bendata consists of 1,000,000 shares of common stock, $0.01 par value, ("COMPANY SHARES") of which 100 shares are issued and outstanding. All of the outstanding Company Shares are held by Network. There is no preferred stock of Bendata.. The shareholders listed on the Company Disclosure Schedule are the lawful and beneficial owners of all of the Company Shares as shown on such schedule and have valid title thereto, free and clear of all liens and encumbrances, surety interests, restrictions on transfer (other than restrictions under federal or state securities laws), claims, and equities of every kind.

     (b) All outstanding Company Shares are validly issued, fully paid, nonassessable, were issued in compliance with applicable federal and state securities laws and regulations, and not subject to any preemptive rights, or to any agreement to which Company is a party or by which Company may be bound. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Bendata is a party or by which Bendata may be bound obligating Bendata to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Bendata, or obligating Bendata to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. Bendata does not have outstanding any bonds, debentures, notes, or other indebtedness the holders of which, (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Company Shares on any matter ("COMPANY VOTING DEBT"), or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

     (c) Bendata is the sole member of the LLC. The member listed on the Company Disclosure Schedule is the lawful and beneficial owner of all the membership interest (the "LLC INTEREST") as shown on such schedule and has valid title thereto, free and clear of all liens and encumbrances, surety interests, restrictions on transfer (other than restrictions under federal or state securities laws), claims and equities of every kind.

     (d) There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which the LLC is a party or by which the LLC may be bound obligating the LLC to issue, deliver or sell, or cause to be issued, delivered or sold, additional interests of the LLC, or obligating the LLC to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. The LLC does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which, (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with the member of the LLC, or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

     (e) The authorized capital stock of Bendata Canada Limited consists an unlimited number of common shares and an unlimited number of non-cumulative, non-voting, redeemable Class 'A' preference shares, ("CANADA COMPANY SHARES") of which no shares are issued and outstanding. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Bendata or Bendata Canada Limited is a party or by which Bendata or Bendata Canada Limited may be bound obligating Bendata Canada Limited to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Bendata Canada Limited, or obligating Bendata Canada Limited to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. Bendata Canada Limited does not have outstanding any bonds, debentures, notes, or other indebtedness the holders of which, (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Canada Company Shares on any matter, or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

     3.3 AUTHORITY. Company and Seller have, or shall have prior to the Closing, all requisite corporate power and authority to enter into this Agreement and, subject to the Company's Required Statutory Approvals, to consummate the transactions contemplated hereby. As used in this Agreement "COMPANY'S REQUIRED STATUTORY APPROVALS" means such filings, authorizations, Orders and approvals as may be required under federal or foreign laws, or securities laws. The execution and delivery by Company and Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and either corporate Seller, including the approval of the Board of Directors and sole shareholder of Bendata. This Agreement has been duly executed and delivered by Company and Seller and constitutes a valid and binding obligation of Company and Seller enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and
(ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies.

     3.4  COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS.

     (a) Company holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on Company's Business Condition. There are no material violations or claimed material violations of any such license, permit, or authorization or any such statute, law, ordinance, rule or regulation. Subject to the satisfaction of the conditions set forth in Section 8, neither the execution and delivery of this Agreement and all other agreements contemplated hereby by Company nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any material obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on the assets or contracts of Company or the Company Shares or the LLC Interest (any such conflict, violation, default, right, loss or creation being referred to herein as a "VIOLATION") pursuant to, (i) any provision of the Articles of Incorporation or Bylaws of Company or the comparable governing instruments, or
(ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, Order, statute, law, ordinance, rule or regulation applicable to any Company or its respective properties or assets, other than, in the case of (ii), any such Violation which individually or in the aggregate would not have a material adverse effect on the Business Condition of Company.

     (b) No Consent by any Governmental Entity is required by or with respect to Company in connection with the execution and delivery of this Agreement and all other agreements contemplated hereby by Company or the consummation by Company of the transactions contemplated hereby.

     3.5 FINANCIAL STATEMENTS. Company has delivered to Buyer the balance sheets and statements of income of Company, as of and for the years ended 1995, 1996 and 1997. An unqualified opinion regarding the balance sheets and statements of income of Company for the year ended 1995 has been expressed by Arthur Andersen LLP, Company's independent public accountants, whose opinion with respect to such financial statement was provided to Buyer. Company Disclosure Schedule sets forth the unaudited and unreviewed balance sheets of Company as of June 30, 1998 (the "STUB PERIOD DATE") together with the related unaudited and unreviewed statements of income for the six months then ending, certified by the controller of Company. The financial statements as described above are the "COMPANY FINANCIAL STATEMENTS." The balance sheet as of the Stub Period Date is the "STUB BALANCE SHEET." The Financial Statements, (a) have been prepared in accordance with GAAP throughout the periods indicated and in prior periods, (b) except for normal year-end adjustments with regard to the Stub Balance Sheet, fairly present the financial position of Company, as of the respective dates indicated and the results of its operations for the respective periods indicated, and (c) were prepared from the books and records of Company, which books and records are complete and correct and accurately reflect in all material respects the transactions of and other events applicable to Company. There are no liabilities or obligations (whether absolute, accrued or contingent) except, (i) liabilities that are accrued or reserved against in the Stub Balance Sheet, or (ii) additional liabilities reserved against since the Stub Period Date that (x) have arisen in the ordinary course of business; and
(y) are accrued or reserved against on the books and records of Company.

     3.6 Accounts Receivable. All of the accounts receivable shown on the balance sheets included in the Financial Statements as of Stub Period Date have been collected or are good and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in such balance sheet and net of returns and payment discounts allowable by Company's standard policies) and can reasonably be anticipated to be paid in full without outside collection efforts within one hundred twenty (120) days of the due date, and are not subject to counterclaims or setoffs in excess of recorded reserves.

     3.7 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since May 31, 1998, and for purposes of subsections (h) and (i) only, since June 30, 1998, there has not been:

     (a) Any change (or any development or combination of developments of which, to the Company's Knowledge, is reasonably likely to result in such a change) in Company's Business Condition, other than changes in the ordinary course of business which in the aggregate have not been and will not have a material adverse effect on Company's Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of Company due to fire or other casualty or other loss, whether or not insured, amounting to more than $10,000 in the aggregate;

     (b) Any declaration, payment, or setting aside of any dividend or other distribution (including tax distributions) to or for any of the shareholders of Company of any Company Shares or cash or payment obligations or any payment of fees or costs to any third party, including management fees, administrative fees, royalties or license fees;

     (c) Any termination, modification, or rescission of, or waiver by Company of rights under, any existing contract having or likely to have a material adverse effect on Company's Business Condition;

     (d)  Capital expenditure or transaction by Company exceeding $25,000;

     (e) Entering into or assumption of any material contract or obligation by Company, except in the ordinary course of business (none of which would have a material adverse effect on the Company's Business Condition);

     (f)  Revaluation by Company of any of its assets;

     (g) Granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights and similar equity based awards relating to the capital stock of Bendata;

     (h) Except for normal yearly adjustments, none of which exceed $4,000 per year, increase in the salary or other compensation payable or to become payable by Company to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such individual;

     (i) Amendment or termination of any contract or license to which Company is a party or by which it or any of its assets is or may be bound, except in the ordinary course of business (none of which is would have a material adverse effect on the Business Condition of Company); or

     (j) Any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction on any of the assets, tangible or intangible, of Company having or likely to have a material adverse effect on Company's Business Condition.

     3.8  TAXES.

     (a) All Returns required to be filed on or prior to the date hereof have been properly completed and filed on a timely basis and in correct form in all material respects. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of Company or any other information required to be shown thereon. In particular, and without in any manner limiting the foregoing, none of the foregoing Returns contains any position which is or would be subject to penalties under section 6662 of the Code (or any corresponding provision of state, local or foreign Tax law). An extension of time within which to file any Return which has not been filed has not been requested or granted. To the Knowledge of Seller, there is no investigation or other proceeding pending, threatened or expected to be commenced by any taxing authority for any jurisdiction in which Company does not file tax returns that may lead to an assertion that the Company is or may be subject to a given Tax liability in such jurisdiction, and, to Company's or Astea's Knowledge, there is no meritorious basis for such an investigation or other proceeding that would result in such an assessment. Company has provided to Buyer true and correct copies of all Returns, reports, work papers and other tax data reasonably requested by Buyer.

     (b) With respect to all amounts in respect of Taxes imposed upon Company, or for which Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods (or portions thereof) ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by Company to taxing authorities or others on or before the date hereof have been paid. No issues have been raised (and are currently pending) by any taxing authority in connection with any Returns of Company. No waivers of statutes of limitation with respect to such Returns have been given by or requested from Company. There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to Company that are, or if issued would be, binding on Company. The Company Disclosure Schedule sets forth (A) the taxable years of Company as to which the respective statutes of limitations with respect to Taxes have not expired, and (B) with respect to such taxable years, sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. Except to the extent shown on the Company Disclosure Schedule, all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements of Company, or are being contested and an adequate reserve therefor has been established and is fully reflected in the financial statements of Company.

     (c) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Company. Company is not a party to or bound by (nor will Company, prior to the Closing, become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement or arrangement. Except for the group of which Seller is presently a member, Company has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code, other than as a common parent corporation, and each of the subsidiaries of Company has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code, except where Company was the common parent corporation of such affiliated group.

     (d) Seller has filed a consolidated federal income tax return with Bendata for the taxable year immediately preceding the current taxable year and Seller is eligible to make an election under section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to Bendata. For U.S. federal income tax purposes, LLC is disregarded and Bendata is viewed as directly owning the assets of LLC.

     (e) All material elections with respect to Taxes affecting Company as of the date hereof are set forth in the Company Disclosure Schedule. After the date hereof, no election with respect to Taxes will be made without the written consent of Buyer. None of the assets of Company is property that Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former section 168(f)(8) of the Code. None of the assets of Company directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code. None of the assets of Company is "tax-exempt use property" within the meaning of section 168(h) of the Code. Company has not made nor is bound by any election under Section 197 of the Code. No consent or agreement has been made under section 341 of the Code by or on behalf of Company or any predecessor thereof. Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

     (f) Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or any similar provision of foreign, state or local law. Company is not, and has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Seller is not a person other than a United States person within the meaning of the Code. The transactions contemplated herein are not subject to the tax withholding provisions of Code section 3406, or of subchapter A of Chapter 3 of the Code or of any other provision of law. Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

     (g) Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

     (h) The unpaid Taxes of Company do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in Company's Stub Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

     (i) Each asset with respect to which Company claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by Company. No item of income or gain reported by Company for financial accounting purposes in any pre-closing period is required to be included in taxable income for a post-closing period.

     (j) Bendata, prior to its merger with Astea, was continuously a Subchapter S corporation since its incorporation.

     3.9 EMPLOYEES. Company does not have any written contract of employment or other employment agreement with any of its employees that is not terminable at will without payment of any consideration by Company. Company is not a party to any pending, or to Company's Knowledge, threatened, labor dispute. Company has complied in all material respects with all applicable federal, state, and local laws, ordinances, rules, and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining, payment of Social Security, unemployment, and withholding taxes, and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or, to the Knowledge of Company, threatened to be brought, in any court or administrative agency by any former or current Company employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending in any court or administrative agency from any current or former employee or any other person arising out of Company's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

     3.10 EMPLOYEE BENEFIT PLANS. Each employee benefit plan ("PLAN") covering active, former, or retired employees of Company is listed in the Company Disclosure Schedule. Company has made available to Buyer a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract, and to the extent applicable, the three most recent annual reports (Form 5500) filed with the Internal Revenue Service. To the extent applicable, each Plan either is exempt from or complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of ERISA or Section 412 of the Code. No "PROHIBITED TRANSACTION," as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan. Each Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Company has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "SINGLE-EMPLOYER PLAN," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, or any entity which is considered one employer with Company under Section 4001 of ERISA. Company has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "MULTIEMPLOYER PLAN," within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions on the rights of Company to amend or terminate any Plan without incurring any liability thereunder. Company has not engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by Company relating to, or change in employee participation or coverage under, any Plan that was not provided to Buyer. Neither Company nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Company other than health care continuation benefits required to be provided under applicable law. No tax under Section 4980B of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     3.11 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Company (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Company under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.12 TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

     (a)  The "COMPANY INTELLECTUAL PROPERTY" consists of the following:

          (i) all copyrights, patents, trademarks, trade names, service marks, trade dress, mask works and any renewal rights or applications therefor, net lists, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, moral rights, computer software programs, applications and registrations for any of the foregoing;

          (ii) all software and firmware listings, and updated software source code and object code, and complete system build software and instructions related to all software described in the Company Disclosure Schedule;

          (iii) all documents, records and electronic files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

          (iv) all other tangible or intangible proprietary information and materials; and

          (v) all license and other rights in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) through (iv) above;

that are owned or held by or on behalf of Company or that are being, and/or have been, used, sold, or are currently under development for use or sale, in the business of Company as it has been, is currently or is currently planned or under active consideration to be conducted as set forth in the Business Plan.

As used in this Agreement, "SOFTWARE" means any and all current and prior and currently under development (as such development is set forth in the Business
Plan) versions and releases, and predecessors of the software and computer programs and applications of the Company to the extent related to the business as currently being conducted or as currently required or as reasonably can be anticipated to be conducted in the future, including all such software and computer programs in machine readable source code forms and in machine executable object code forms and all related specifications (including all logic architectures, algorithms and logic flows and all physical, functional, operating and design parameters), any data used by or related to software, work in progress relating to corrections, modifications, translations or enhancements, all Company and third party development and test tools used to develop or test the software, third party application program interfaces to the software written by them and all methods of implementation and packaging, together with all associated know-how and show-how and all related Documentation. As used in this Agreement, "DOCUMENTATION" means all documentation, specifications, manuals and other materials relating to the software, including programmer and user manuals which are used by the Company to install, operate, maintain, correct, test, repair, enhance, extend, modify, prepare derivative works based upon design, develop, reproduce and package such software.

     (b) The Company Disclosure Schedule lists: (i) all patents, copyright registrations, mask works, trademarks, service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, which are included in the Company Intellectual Property and owned by or on behalf of Company; (ii) all hardware products and tools, software products and tools, and services that are currently published, offered, or under development by Company; and (iii) all licenses, sublicenses and other agreements to which Company is a party and pursuant to which Company or any other person is authorized to use the Company Intellectual Property or exercise any other right with regard thereto. The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof.

     (c) The Company Intellectual Property consists solely of items and rights which are either: (i) owned by Company; (ii) in the public domain; or (iii) rightfully used and authorized for use by Company and its successors pursuant to a valid license. All Company Intellectual Property which consists of license or other rights to third party intellectual property is set forth in the Company Disclosure Schedule. Company has all rights in the Company Intellectual Property necessary to carry out Company's current, former, and planned or scheduled (whether for release or development) activities as such planned or scheduled activities are described in the Business Plan, including rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Company Intellectual Property in all geographic locations and fields of use in which the Company currently operates or is scheduled to operate in the Business Plan, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses. All software created by Company is as described in the Documentation and performs in all material respects in accordance with the specification included in the Documentation. All Documentation is sufficient and adequate to enable a person of reasonable skill and experience in the relevant art to operate, modify and enhance the software.

     (d) Company is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of Company's obligations hereunder, will Company be, in violation of any license, sublicense, or other agreement to which Company is a party or otherwise bound. The Company Disclosure Schedule lists all contracts or agreements under which Company is obligated to provide any consideration (whether financial or otherwise) to any third party, or under which any third party otherwise would be entitled to any consideration, with respect to any exercise of rights by Company or Buyer in the Company Intellectual Property.

     (e) The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service or process as used, provided, or offered at any time, or as planned or scheduled for use in the Business Plan, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Company does not infringe any copyright, trade secret, trademark, service mark, trade name, trade dress, mask work, moral right, or other intellectual property right, right of privacy, or right in personal data of any person, or, to the Company's or Seller's Knowledge, any patent. No claims, (i) challenging the validity, effectiveness, or ownership by Company of any of the Company Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as planned or scheduled for use in the Business Plan, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Company infringes or will infringe on any intellectual property or other proprietary or personal right of any person, have been asserted or, to the Knowledge of Company, are threatened by any person nor to the knowledge of Company are there any valid grounds for any bona fide claim of any such kind. All granted or issued patents and mask works and all registered trademarks listed on the Company Disclosure Schedule and all copyright registrations held by Company are valid, enforceable and subsisting. To the Knowledge of Company, there is no unauthorized use, infringement, or misappropriation of any of the Company Intellectual Property by any third party, employee, or former employee.

     (f) No parties other than Company possess any current or contingent rights to any source code that is part of the Company Intellectual Property. None of the Company Intellectual Property is subject to any escrow agreement.

     (g) The Company Disclosure Schedule lists all parties who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property. Company has secured from all parties who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property valid and enforceable written assignments of any such work or other rights to Company and has provided true and complete copies of such assignments to Buyer.

     (h) All software is year 2000 Compliant ("YEAR 2000 COMPLIANT"). Year 2000 Compliant means date information that accurately processes date/time data (including storing, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999, 2000 and 2001 specifically, and the leap year calculations. In addition, Year 2000 compliant products/components, when used in combination with other products/components, shall accurately process date/time data if the other system properly exchanges date/time data with it.

     (i) The Company Disclosure Schedule includes a true and complete list of support and maintenance agreements relating to Company Intellectual Property including the identity of the parties entitled to receive such service or maintenance and the term of such agreements.

     (j) Company has obtained written agreements from all employees and third parties with whom Company has shared confidential proprietary information, (i) of Company, or (ii) received from others which Company is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential. Company has delivered or given access to all copies of such written agreements, as executed, to Buyer.

     3.13 PERSONAL PROPERTY. Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the balance sheet included in the Financial Statements or used in Company's business as of the date of such balance sheet even if not reflected thereon, except for acquisitions and dispositions since the Stub Period Date in the ordinary course of business. The Company Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property having a depreciated book value of $5,000 or more, which are used by Company in the conduct of its business and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted.

     3.14 MAJOR CONTRACTS. The Company Disclosure Schedule sets forth a complete and accurate list of any contract (other than contracts under which no party thereto has any remaining liability, absolute or contingent and other than contracts included or listed in another Schedule):

     (a) Between Company and any supplier, vendor, manufacturer, distributor, reseller or customer with a term of six (6) months or greater or which would result in annualized revenue of $10,000 or an expenditure of $5,000 per purchase;

     (b) Containing covenants purporting to limit Company's freedom to compete in any line of business in any geographic location;

     (c) Containing any rights of first offer or refusal, exclusivity, or most favored nations provisions;

     (d) Containing covenants for joint venture arrangements or which has involved or is expected involve any sharing of profits;

     (e) For the rendering of any consulting, programming or other services to or by Company; and

     (f) Which is not terminable at will by Company without liability and without affecting Company, its financial condition, liabilities, assets, business or properties, other than contracts entered into in the ordinary course of business, no one of which involves obligations by or to Company of $5,000 or more and which, in the aggregate, do not involve obligations by Company of more than $30,000.

     All such contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, and other commitments are, and upon assumption by Buyer shall remain, valid and in full force and effect without the payment of any consideration by Buyer and Company has not, nor, to the Knowledge of Company, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. Company has not received any notice that any party to any of such contracts intends to cancel or terminate any of them or to exercise or not exercise any options under any of them.

     3.15 ASSETS SUFFICIENT TO OPERATE BUSINESS. The assets, Company Intellectual Property, agreements and instruments being acquired pursuant to this Agreement include all assets, Company Intellectual Property, agreements and instruments of Company, used in the Company's business or intended for use or inclusion in a release as described in the Business Plan and are sufficient to operate Company's business as it is presently being conducted or as presently under development. All such assets and Company Intellectual property are either
(a) owned by the Company or (b) leased or licensed from a non-Seller third party by Company. All such agreements and instruments are in writing and have been entered into by the Company and a non-Seller third-party and there are no oral agreements. There are no agreements, contracts or understandings between Company and Seller with respect to the use, sale or transfer of assets, Company Intellectual Property, agreements and instruments being acquired pursuant to this Agreement.

     3.16 REAL PROPERTY. All real property deeds (for real property owned by Company), leases and subleases as to which Company is a party and any amendments or modifications thereof are listed on the Company Disclosure Schedule (each a "LEASED PREMISES") are valid, in full force and effect and enforceable, and there are no existing defaults, and Company has not received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder.

     3.17  ENVIRONMENTAL MATTERS.

     (a) Neither Company nor, to the Knowledge of Company, any previous owner, tenant, occupant or user of real property, used, owned or leased by Company (the "REAL PROPERTY") has discharged or released on the Real Property any Hazardous Material (as defined below) in violation of any federal, state or local statute, regulation, rule or order applicable to health, safety and the environment, including contamination of soil, groundwater or the environment, generation, handling, storage, transportation or disposal of Hazardous Materials or exposure to Hazardous Materials ("ENVIRONMENTAL LAWS"), except for those that would not, individually or in the aggregate have a material adverse effect on the Business Condition of Company;

     (b) No Hazardous Material has been used by Company in the operation of Company's business in amounts that would violate any Environmental Laws;

     (c) Company has not received from any Governmental Entity or third party any request for information, notice of claim, demand letter, or other notification, notice or information that Company is or may be potentially subject to or responsible for any investigation or clean-up or other remediation of Hazardous Material present on any Real Property;

     (d) To the Knowledge of Company and Seller, there have been no environmental investigations, studies, audits, tests, reviews, or other analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air, or presence of asbestos at any of the Real Property sites;

     (e) To the Knowledge of Company and Seller, there is no asbestos present in any Real Property presently owned or operated by Company, and no asbestos has been removed from any Real Property while such Real Property was owned or operated by Company; and

     (f) To the Knowledge of Company and Seller, there are no underground storage tanks on, in or under any of the Real Property and no underground storage tanks have been closed or removed from any Real Property which are or have been in the ownership of Company.

     "HAZARDOUS MATERIAL" means any substance (i) that is a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation, rule, or order, (ii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, or otherwise hazardous and is regulated by any Governmental Entity,
(iii) the presence of which on any of the Real Property causes or threatens to cause a nuisance on any of the Real Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any of the Real Property, or (iv) the presence of which on adjacent properties could constitute a trespass by Company or the then current owner(s) of any of the Real Property.

     3.18 LITIGATION AND OTHER PROCEEDINGS. Neither Company nor any of its officers, directors, or employees is a party to any pending or, to the Knowledge of Company, threatened action, suit, labor dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, Governmental Entity, department, or officer, or any arbitrator, arising from the actions or omissions of Company or, in the case of an individual, from acts in his or her capacity as an officer, director, or employee of Company, which individually or in the aggregate would have a material adverse effect on the Business Condition of Company. Company is not subject to any order, writ, judgment, decree, or injunction that has or will have a material adverse effect on Company's Business Condition.

     3.19 CERTAIN TRANSACTIONS. Except for (a) relationships with the Company as an officer, director, or employee thereof (and compensation by the Company in consideration of such services) and (b) relationships with the Company as stockholders, none of the members, directors, officers, or shareholders of Company, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, including, without limitation, any contract, agreement, or other arrangement exceeding $5,000 in any of the two (2) year prior fiscal years (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such person or any corporation, partnership, trust, or other entity in which any such person has or had a 5%-or-more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Company's officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Company, or any supplier, distributor, or customer of Company, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

     3.20 INSURANCE AND BANKING FACILITIES. The Company Disclosure Schedule contains a complete and correct list of (a) all contracts of insurance or indemnity of Company in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts, and expiration date) and (b) the names and locations of all banks in which Company has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from Company with respect to any such contracts of insurance or indemnity have been paid, and Company does not know of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented.

     3.21 GUARANTIES AND SURETYSHIPS. Company has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to tax matters), Company has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity.

     3.22 CERTAIN PAYMENTS. Neither Company, nor to the Knowledge of Company, any person or other entity acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company: (a) made an unreported political contribution, (b) made or received any payment which was not legal to make or receive, (c) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of Company, (d) created or used any "off-book" bank or cash account or "slush fund", or (e) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977. Neither Company, nor, to the Knowledge of the Company, any director, officer, employee, or agent of Company has been or is the subject of any investigation by any Governmental Entity in connection with any such payment, provision of services, or contribution.

     3.23 BOOKS AND RECORDS. All records of Company, including all customer, intellectual property, supplier, accounting, personnel and computer records, are maintained with reasonable completeness and accuracy.

     3.24 BROKERS AND FINDERS. Company has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Company owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement, except for BT Alex. Brown Incorporated. Astea shall bear all costs and expenses related to the engagement of BT Alex. Brown Incorporated.

     3.25 Disclosure. Neither the representations or warranties made by Company or Seller in this Agreement, nor the final Company Disclosure Schedule or any other certificate executed and delivered by Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the Knowledge of Company, there are no fact or facts pertaining to Company or its businesses which could have a material adverse effect on the Business Condition of Company and which have not been disclosed to Buyer by Company in writing.

     3.26 EXEMPTION FROM FILING REQUIREMENTS OF HSR ACT. In its most recent fiscal year, Seller did not: (a) have net sales in excess of $60,940,000; or (b) produce and derive annual sales or revenues in excess of $1,000,000 from manufacturing operations (i.e. from producing products within industries 2000-3999 as coded in the Standard Industrial Classification Manual (1972 Edition) published by the Executive Office of the President, Office of Management and Budget). The balance sheet of Astea as of June 30, 1998: (x) is the most recent regularly prepared balance sheet of Seller; (y) has been prepared materially in accordance with the accounting principles normally used by Sellers; and (z) indicates that Seller has total assets of less than $34,800,000.

     3.27 RELIANCE. The foregoing representations and warranties are made by Company and Seller with the knowledge and expectation that Buyer is placing reliance thereon.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer and Ixchange, jointly and severally, represent and warrant to Seller as follows:

     4.1 ORGANIZATION; STANDING AND POWER. (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure so to qualify would have a material adverse effect on the Business Condition of Buyer.

     (b) Ixchange is a corporation duly organized, validly existing, and in good standing under the laws of South Africa, has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure so to qualify would have a material adverse effect on the Business Condition of Ixchange.

     4.2 AUTHORITY. Buyer and Ixchange have, or shall have prior to the Closing, all requisite corporate power and authority to enter into this Agreement and, subject to the Buyer's Required Statutory Approvals, to consummate the transactions contemplated hereby. As used in this Agreement "BUYER'S REQUIRED STATUTORY APPROVALS" means such filings, authorizations, Orders and approvals as may be required under federal or foreign laws, or securities laws. The execution and delivery by Buyer and Ixchange of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Ixchange, including the approval of the Boards of Directors of Buyer and Ixchange. This Agreement has been duly executed and delivered by Buyer and Ixchange and constitutes a valid and binding obligation of Buyer and Ixchange enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies.

     4.3  COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS.

     (a) Buyer holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on the Business Condition of Buyer. There are no material violations or claimed material violations of any such license, permit, or authorization or any such statute, law, ordinance, rule or regulation. Subject to the satisfaction of the conditions set forth in Section 8, neither the execution and delivery of this Agreement and all other agreements contemplated hereby by Ixchange or Buyer nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on the assets or contracts of Ixchange or Buyer pursuant to, (i) any provision of the Certificate of Incorporation or Bylaws of Ixchange or Buyer or the comparable governing instruments, or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, Order, statute, law, ordinance, rule or regulation applicable to Ixchange or Buyer or its respective properties or assets, other than, in the case of (ii), any such violation which individually or in the aggregate would not have a material adverse effect on the Business Condition of Ixchange or Buyer.

     (b) No Consent by any Governmental Entity, except for Ixchange's and Buyer's Required Statutory Approvals, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and all other agreements contemplated hereby by Buyer or the consummation by Buyer of the transactions contemplated hereby.

     4.4 BROKERS AND FINDERS. Neither Buyer, Ixchange nor any of their directors, officers, or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement, except for Alexander Hutton, Inc. Buyer shall bear all costs and expenses related to the engagement of Alexander Hutton, Inc.

     4.5 EXEMPTION FROM FILING REQUIREMENTS OF HSR ACT. In its most recent fiscal year, Ixchange did not: (a) have net sales in excess of $10,000,000; or
(b) produce and derive annual sales or revenues in excess of $1,000,000 from manufacturing operations (i.e. from producing products within industries 2000-3999 as coded in the Standard Industrial Classification Manual (1972 Edition) published by the Executive Office of the President, Office of Management and Budget). The most recent balance sheet of Ixchange: (x) is the most recent regularly prepared balance sheet of Ixchange; (y) has been prepared materially in accordance with the accounting principles normally used by Ixchange; and (z) indicates that Ixchange has total assets of less than US$26,000,000.

     4.6 RELIANCE. The foregoing representations and warranties are made by Ixchange and Buyer with the knowledge and expectation that Seller is placing reliance thereon.


                                   ARTICLE V

                        COVENANTS OF COMPANY AND SELLER

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Company and Seller agree (except as expressly contemplated by this Agreement or with Buyer's prior written consent, which will not be unreasonably withheld or delayed) that:

     5.1  CONDUCT OF BUSINESS.

          5.1.1 ORDINARY COURSE. Company shall carry on its business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants, and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. Company shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of Company that is material and adverse to the Business Condition of Company. Company shall not:

                 (a) grant any severance or termination pay to any officer or director or, except in the ordinary course of business consistent with past practices or in accordance with Section 7.6 hereof, to any employee of Company;

                 (b) commence a lawsuit other than: (i) for the routine collection of bills; (ii) in such cases where Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Company's business, provided Company consults with Buyer prior to filing such suit; or (iii) for a breach of this Agreement.

                 (c) enter into one or more leases which extend for a period of two years beyond the date of this Agreement and/or which obligate the Company to pay aggregate gross rent in excess of $25,000.

          5.1.2 DIVIDENDS; CHANGES IN STOCK. Company shall not: (i) declare or pay any dividends on or make other distributions (whether in cash, stock, or property) in respect to any of its capital stock; (ii) split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock; or (iv) propose any of the foregoing.

          5.1.3 ISSUANCE OF SECURITIES. Company shall not issue, deliver, or sell, or authorize, propose, or agree or commit to the issuance, delivery, or sale of any membership interest, shares of its capital stock of any class, any securities convertible into its capital stock or, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating it to issue any such shares, Company Voting Debt, or other convertible securities.

          5.1.4 GOVERNING DOCUMENTS. Company shall not amend its Articles of Incorporation or Bylaws or similar governing documents.

          5.1.5 NO ACQUISITIONS. Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business Condition of Company.

          5.1.6 NO DISPOSITIONS. Company shall not sell, lease, license, transfer, mortgage, encumber, or otherwise dispose of any of its assets or cancel, release, or assign any indebtedness or claim, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the Business Condition of Company.

          5.1.7 INDEBTEDNESS. Company shall not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except in the ordinary course of business or in amounts that are not material, individually or in the aggregate, to the Business Condition of Company.

          5.1.8 PLANS; EMPLOYEES. Company shall not adopt or amend in any material respect any Plan, or pay any pension or retirement allowance not required by any existing Plan. Company shall not enter into any employment contracts, pay any special bonuses or special remuneration to officers, directors, or employees, or increase the salaries, wage rates, or fringe benefits of its officers or employees other than pursuant to scheduled reviews under Company's normal compensation review cycle, in all cases consistent with Company's existing policies and past practice.

          5.1.9 CLAIMS. Company shall not settle any claim, action, or proceeding, except in the ordinary course of business or in amounts that are not material, individually or in the aggregate, to the Business Condition of Company.

          5.1.10 AGREEMENT. Company shall not agree to take any of the actions prohibited by this Section 5.1.

          5.1.11 INTERCOMPANY OBLIGATIONS. On or before the Closing Date, Seller and Company shall write-off (a) except, as set forth in Article XII, any and all intercompany obligations on the balance sheet of Bendata as of the Closing Date for amounts owing to Astea, and (b) accounts receivable of Company owed by Astea of US$535,095 related to Astea's Australian operations.

     5.2 BREACH OF REPRESENTATION AND WARRANTIES. Company and Seller shall not take any action that would cause or constitute a breach of any of the representations and warranties set forth in this Agreement or that would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Company and Seller will give detailed notice thereof to Buyer and will use reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

     5.3 CONSENTS. Company and Seller will promptly apply for or otherwise seek, and use reasonable efforts to obtain, all consents and approvals, and make all filings, required with respect to Company and Seller for the consummation of the Transaction, except such consents and approvals as Buyer, Seller and Company agree that Seller or Company shall not seek to obtain.

     5.4 REASONABLE EFFORTS. Company and Seller will use reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, provided that Company and Seller shall in no event be required to agree to the imposition of, or comply with, any condition, obligation, or restriction on Company or Seller of the type referred to in Section 8.1.3 hereof.

     5.5  TAXES.

     (A) PREPARATION AND FILING OF RETURNS. Between the date hereof and the Closing Date, Seller shall cause Company to prepare and file on or before the due date therefor all Returns required to be filed by Company (except for any Return for which an extension has been granted as permitted hereunder) on or before the Closing Date, and shall pay, or cause Company to pay, all Taxes (including estimated Taxes) due on such Return (or due with respect to Returns for which an extension has been granted as permitted hereunder) or which are otherwise required to be paid at any time prior to or during such period. Such Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods except for new elections that may be made therein that were not previously available, subject to Buyer's consent (not to be unreasonably withheld or delayed).

     (B) NOTIFICATION OF TAX PROCEEDINGS. Between the date hereof and the Closing Date, to the extent Seller has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of Company, Seller shall provide prompt notice to Buyer of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

     (C) TAX ELECTIONS, WAIVERS AND SETTLEMENTS. Company and Seller shall not, and Seller shall cause Company not to, take any of the following actions: (A) make, revoke or amend any Tax election; (B) execute any waiver of restrictions on assessment or collection of any Tax; or (C) enter into or amend any agreement or settlement with any Tax authority.

     (D) TERMINATION OF TAX SHARING AGREEMENTS. All tax-sharing agreements or similar arrangements with respect to or involving Company shall be terminated with respect to Company prior to the Closing Date, and, after the Closing Date, neither the Seller and its affiliates, on the one hand, nor Company, on the other shall be bound thereby or have any liability thereunder to the other party for amounts due in respect of periods prior to the Closing Date.

     (E) CLEARANCE CERTIFICATE. As a condition precedent to the consummation of the transactions contemplated by this Agreement, Seller shall provide Buyer with a clearance certificate or similar document(s) which may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

     (F) NONFOREIGN AFFIDAVIT. Seller shall furnish Buyer an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to section 1445(b)(2) of the Code.

     5.6  ELECTION UNDER SECTION 338(H)(10).

     (A) ELECTION. Buyer shall make an election under section 338(g) of the Code (and any comparable election under state, local or foreign tax law) with respect to Company. Buyer and Seller shall make an election under section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of Company by Buyer. Buyer and Seller shall cooperate fully with each other in the making of such election. In particular, and not by way of limitation, in order to effect such election, on or prior to the Closing Date, Buyer and Seller shall jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury regulations.

     (B)  PURCHASE PRICE ALLOCATION

          (i) Buyer and Seller shall allocate the Purchase Price in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder. Such allocation shall be used for purposes of determining the modified aggregate deemed sales price under the applicable Treasury Regulations and in reporting the deemed sale of assets of the Company in connection with the 338(h)(10) election.

          (ii) Buyer shall initially prepare a completed set of IRS Forms 8023 (and any comparable forms required to be filed under state, local or foreign tax law) and any additional data or materials required to be attached to Form 8023 pursuant to the Treasury Regulations promulgated under Section 338 of the Code. Buyer shall deliver said forms to Seller for review no later than 45 days prior to the date the Section 338 Forms are required to be filed. In the event Seller objects to the manner in which the Section 338 Forms have been prepared, Seller shall notify Buyer within 15 days of receipt of the Section 338 Forms of such objection, and the parties shall endeavor within the next 15 days in good faith to resolve such dispute. If the parties are unable to resolve such dispute within said 15 day period, Buyer and Seller shall submit such dispute to an independent accounting firm of recognized national standing (the "Allocation Arbiter") selected by Buyer and Seller, which firm shall not be the regular accounting firm of Buyer or Seller. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations of Buyer and Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Section 338 Forms shall be conclusive and binding upon the parties.

     5.7 EXCLUSIVITY. Prior to the earlier of the Closing or the termination of this Agreement, Company, Seller, and each of their respective Subsidiaries as well as all affiliates, members, directors, officers, employees, investment bankers, accountants and attorneys thereof, will not, and will not authorize or permit any of their respective officers, directors, employees or other representatives retained by any of them to, (a) take any action to facilitate the making of any proposal or solicit any proposal which is reasonably expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in Company or any merger, partnership, joint venture or any other form of business combination, sale of substantially all assets, licensing or other similar agreement with respect to any aspect of its business, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving Company (other than the transactions contemplated hereby) or agree to any of the foregoing, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, either from third parties who have previously expressed an interest in a transaction or from other third parties.

                                  ARTICLE VI

                              COVENANTS OF BUYER

     Each of Ixchange and Buyer agree (except as expressly contemplated by this Agreement or with Seller's prior written consent, which will not be unreasonably withheld or delayed) that:

     6.1 BREACH OF REPRESENTATIONS AND WARRANTIES. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, neither Ixchange nor Buyer will take any action that would cause or constitute a breach of any of the representations and warranties set forth in this Agreement or that would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Buyer or Ixchange will give detailed notice thereof to Seller and will use reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

     6.2 CONSENTS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Buyer and Ixchange will promptly apply for or otherwise seek, and use reasonable efforts to obtain, all consents and approvals, and make all filings, required for the consummation of the Transaction.

     6.3 REASONABLE EFFORTS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Buyer and Ixchange will use their reasonable efforts to effectuate the transactions contemplated hereby, including obtaining the approval specified in Section 8.2.6, and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, provided that Buyer and Ixchange shall in no event be required to agree to the imposition of, or to comply with, any condition, obligation or restriction on Buyer or Ixchange of the type referred to in
Section 8.1.3 hereof.

     6.4 CAPITAL CONTRIBUTION. Following the Closing Date, Buyer will make a capital contribution to the Company of up to $4,000,000. Buyer shall have the sole discretion to determine the amount thereof and to modify the means and structure through which such amounts are provided to the Company.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     In addition to the foregoing, Buyer, Seller and Company each agree to take the following actions after the execution of this Agreement.

     7.1 ACCESS TO INFORMATION. Company, Seller and Buyer shall, subject to applicable law, each afford the other and their respective accountants, counsel, and other representatives, reasonable access during normal business hours to (a) all of their and their respective subsidiaries' properties, books, contracts, commitments, and records, and (b) all other information concerning the business, properties and personnel of Company, Seller and Buyer and their respective subsidiaries, as the other party may reasonably request and as is necessary to complete the Transaction and prepare for an orderly transition to operations after the Closing. Company, Seller and Buyer agree to provide to each other and their respective accountants, counsel, and representatives copies of internal financial statements promptly upon the request therefore. No information or knowledge obtained in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

     7.2 EXPENSES. Whether or not the Transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

     7.3 ADDITIONAL AGREEMENTS. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to all properties, assets, rights, approvals, immunities, and franchises, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     7.4 PUBLIC ANNOUNCEMENTS. Ixchange and Astea shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated herein. Where practicable each of the parties shall furnish to the other drafts of all releases prior to publication. Nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity or from issuing any release when it believes it is legally required to do so, provided such party gives the other party prompt notice of such Order, if applicable, and complies with any protective order (or equivalent) imposed on such disclosure. Ixchange acknowledges that Astea intends to publicly report the execution of this Agreement by means of Securities and Exchange Commission Form 8-K, provided that, this Agreement shall not be made public, whether by filing of a Form 8-K or otherwise, until after the Closing.

     7.5 ASTEA EMPLOYEES. On or before September 30, 1998, the eleven employees of Astea currently based in Australia who are dedicated to the sale and distribution of the Company's products (listed on Company Disclosure Schedule), together with any equipment, furniture and other assets and personal properties used by such employees in such sale and distribution shall be transferred and assigned by Astea to Buyer or an entity designated by Buyer. Buyer shall pay costs and expenses of establishing its facilities and moving related equipment, furniture and other assets and personal properties. Seller shall pay costs and expenses of terminating employment of such employees, including payment of all benefits and amounts due and owing to such employees through the date of termination and shall indemnify Buyer and Ixchange from any claims therefor. Nothing in this paragraph shall require Astea to transfer to Buyer any interest in real property, whether it be a fee or leasehold interest. Prior to September 30, 1998, such employees shall be dedicated to the sale and distribution of the Company's products. Buyer shall pay

Astea the commission payable to distributors in accordance with the Company's usual and past practices for all sales of such products by such employees invoiced as of the earlier to occur of the transfer date or September 30, 1998.

     7.6 SEVERANCE. Company employees Dale Clark, Carrie Cornella, Lon Hendrikson, David Hicks, Jim Kretchman, Lori Kuzara, Valerie Lindemuth, Gary Mellot, Eileen Wayne and Tony Probert are each parties to Change in Control Agreements with the Company dated April 13, 1998. Buyer shall pay any amounts that may become due under these Change in Control Agreements; provided, however, that with respect to the first three such employees whose employment is terminated on or prior to December 31, 1998, if any, Seller shall immediately make such payments to such individuals. In the event such payments are not made, Buyer shall be entitled to offset such payments against the Promissory Note pursuant to Section 9.7.

     7.7 NO RIGHT IN COMPANY ASSETS. Seller acknowledges it has no rights to nor is any consideration in any form payable to Seller with respect to the Company assets, including the development, use, sale or distribution of Company Intellectual Property. Seller hereby irrevocably waives any rights it may have to and releases any claims it may have against the Company with respect to any assets of Company.

     7.8 ASSIGNMENT OF "GREEN SHARK" ASSETS. Company hereby irrevocably assigns and transfers to Astea, and otherwise waives any rights Company may have to, and releases any claims it may have against Seller, with respect to the "Green Shark" software architecture technology and developmental tool, more fully described on Exhibit 7.8 hereto ("GREEN SHARK TOOL"); provided, however, that Seller hereby grants Bendata a license to use the Green Shark Tool for internal development purposes, including an irrevocable, perpetual, nonexclusive, royalty free, worldwide license to market, distribute, reproduce, license and sublicense and sell products of Bendata that are developed using the Green Shark Tool and as a result include software code that is a derivative work of the Green Shark Tool or contain components of the Green Shark Tool (provided that the Bendata products includes substantial additional functionality beyond the functionality found in the Green Shark Tool). Bendata and Buyer agree that it shall not distribute (nor grant any sublicenses to distribute) the Green Shark Tool as a stand-alone software product whose primary components are the Green Shark Tool. Notwithstanding the foregoing, this license grant shall not be deemed to require Astea to continue or complete software development of such technology, and Buyer and Ixchange are not relying on Seller to continue or complete development of such technology as an inducement to this Agreement.

     7.9  PRESIDIO LEASE AND PNC LEASING CORP. EQUIPMENT LEASE.

     (a) Ixchange shall indemnify Astea as guarantor of Bendata's obligations for payments to be paid by Bendata after the Closing which arise from Bendata's failure to make such payments after the Closing under the lease for the property located at the Chapel Hills Office Building, 1155 Kelly Johnson Blvd., Colorado Springs, CO 80920, as more fully described in Section 3.16 of the Disclosure Schedule, and Astea and Ixchange agree to make reasonable efforts to substitute Ixchange in Astea's place as guarantor of such lease as soon as practicable after the Closing.

     (b) As soon as practicable after the Closing, Ixchange or the Company shall take all actions necessary to discharge Astea's obligations with respect to equipment utilized by the Company under Master Lease #937 dated October 30, 1996 with PNC Leasing Corporation, provided that payment obligation does not exceed the sum of $100,000.

     7.10 APPLICATION TO THE SUPREME COURT OF SOUTH AFRICA. Seller, as a creditor of Ixchange, shall not object to or contest Ixchange's application to the Supreme Court of South Africa for permanent reduction in share capital.

     7.11 BENDATA CANADA LIMITED. Company and Seller shall use their reasonable best efforts to assist Buyer as requested by Buyer in order to complete, apply for or renew Bendata Canada Limited's incorporation in Canada and the issuance of its shares and to confirm and/or transfer the assets of Bendata Canada Limited to Company and/or Bendata Canada Limited.

     7.12 DELIVERY OF ANNUAL COMPANY FINANCIALS. Company and Seller shall use their reasonable best efforts to provide Buyer no later than September 11, 1998 with annual balance sheets, income statements and cash flow statements for the years ended 1995, 1996 and 1997, sufficient to comply with requirements of the Johannesburg Stock Exchange. This shall consist primarily of instructing the Company's independent accounting firm to prepare financial statements in a form requested by Ixchange consistent with GAAP. Ixchange shall reimburse Astea and Company for reasonable expenses incurred in preparing such financial statements.


                                 ARTICLE VIII

                             CONDITIONS PRECEDENT

     8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTION. The respective obligation of each party to effect the Transaction shall be subject to the satisfaction prior to the Closing Date of the following conditions:

           8.1.1 CONSENTS. All Consents legally required for the consummation of the Transaction shall have been filed, occurred, or been obtained, other than such Consents, the failure of which to obtain would not have a material adverse effect on the consummation of the Transaction contemplated hereby or on the Business Condition of Buyer or Company.

           8.1.2 NO RESTRAINTS. No statute, rule, regulation, or Order shall have been enacted, entered, promulgated, or enforced by any United States court or Governmental Entity of competent jurisdiction that enjoins or prohibits the consummation of the Transaction and that is then in effect.

           8.1.3 NO BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation, or Order enacted, entered, enforced, or deemed applicable to the Transaction by any Governmental Entity which, in connection with the grant of any Required Statutory Approval, imposes any restriction, condition or obligation upon Buyer or Company which would have a material adverse effect on the economic or business benefits of the transactions contemplated by this Agreement.

     8.2 CONDITIONS OF OBLIGATIONS OF BUYER. The obligations of Buyer to effect the Transaction are subject to the satisfaction of the following conditions, unless waived by Buyer in writing:

           8.2.1 REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY. The representations and warranties of Company and Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a material adverse effect on the Business Condition of Company or on the benefits of the transactions provided for in this Agreement. Buyer shall have received a certificate signed on behalf of the Company and Astea by an authorized officer and the Controller of the Company and Astea to such effect on the Closing Date.

           8.2.2 PERFORMANCE OF OBLIGATIONS OF COMPANY AND SELLER. Company and Seller shall have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, except for breaches that do not have a material adverse effect on the Business Condition of Company or on the benefits of the transactions provided for in this Agreement. Buyer shall have received a certificate signed on behalf of Company and Seller by an officer of Company and Seller to such effect.

           8.2.3 OPINION OF COMPANY'S COUNSEL. Buyer shall have received opinions dated the Closing Date of Holme Roberts & Owen LLP and Testa, Hurwitz & Thibeault, LLP, counsels to Company and Seller, in substantially the form proposed by Ixchange's counsel and attached as Exhibit 8.2.3. Buyer's and Seller's respective counsels shall negotiate and finalize such opinions promptly following the execution of this Agreement.

           8.2.4 NO MATERIALLY ADVERSE CHANGE. No materially adverse change shall have occurred with respect to Company or its business between the Stub Period Date and the Closing.

           8.2.5 EMPLOYEES. Buyer shall have entered into mutually acceptable employment agreements or satisfied itself with respect to the employment arrangements with the employees listed on Schedule 8.2.5 Buyer expects to establish following the Closing Date a stock option incentive plan providing for the grant of up to 2,100,000 shares of Ixchange on terms and conditions as may be established by Buyer in its sole discretion for such employees and such other employees as may be hired after the Closing Date.

           8.2.6 APPROVAL OF RESERVE BANK. The Reserve Bank of the Republic of South Africa shall have approved this Agreement and the transactions contemplated thereby to the extent required by applicable law and regulation. Buyer and Ixchange shall use its reasonable best efforts to facilitate such approval.

     8.3 CONDITIONS OF OBLIGATIONS OF SELLER AND COMPANY. The obligation of Seller and Company to effect the Transaction is subject to the satisfaction of the following conditions unless waived by Seller in writing:

           8.3.1 REPRESENTATIONS AND WARRANTIES OF BUYER AND IXCHANGE. The representations and warranties of Buyer and Ixchange set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a material adverse effect on the Business Condition of Buyer or Ixchange or on the benefits of the transactions provided for in this Agreement. Company shall have received a certificate signed on behalf of Buyer and Ixchange by an authorized officer and Controller of Buyer and Ixchange to such effect on the Closing Date.

           8.3.2 PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer and Ixchange shall have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except for breaches that do not have a material adverse effect on the Business Condition of Buyer and Ixchange or on the benefits of the transactions provided for in this Agreement, and Company shall have received a certificate signed on behalf of Buyer and Ixchange by an authorized officer of Buyer and Ixchange to such effect.

           8.3.3 OPINION OF BUYER COUNSEL. Seller shall have received an opinion dated the Closing Date of Preston Gates & Ellis LLP, counsel to Buyer, substantially in the form of Exhibit 8.3.3.

                                  ARTICLE IX

                                INDEMNIFICATION

     9.1 INDEMNIFICATION BY SELLER. (a) Subject to Sections 9.5 and 9.6 and in addition to Article XII, Seller shall, jointly and severally, defend, indemnify, and hold Buyer and Ixchange and their employees, officers, directors and agents (and, following the Closing Date, Company and its employees, officers, directors and agents) harmless from and against, and reimburse Buyer and Ixchange (and, following the Closing Date, Company) with respect to, any and all Losses incurred by Buyer, Ixchange or Company by reason of or arising out of or in connection with (i) any breach, or any third-party claim that if true, would constitute a breach, by Company or Seller of any representation or warranty of Company or Seller contained in this Agreement or in any certificate delivered to Buyer pursuant to the provisions of this Agreement and/or (ii) the failure, partial or total, of Company or Seller to perform any agreement or covenant required by this Agreement to be performed by it. (b) Neither Seller nor any of its affiliates shall make any claim against Company, its employees, officers, directors and agents after the Closing Date for any breach of representation, warranty or covenant under this Agreement or seek contribution or indemnification from Company, its employees, officers, directors and agents with respect to any such breach.

     9.2 INDEMNIFICATION BY BUYER. Subject to Sections 9.5 and 9.6, Buyer and Ixchange shall, jointly and severally, defend, indemnify, and hold Company and Seller and their employees, officers, directors, and agents harmless from and against, and reimburse Company and Seller with respect to, any and all Losses incurred by the Seller or Company by reason of or arising out of or in connection with: (i) any breach, or any third-party claim that if true, would constitute a breach by Buyer or Ixchange of any representation or warranty of Buyer or Ixchange contained in this Agreement or in any certificate delivered to Seller pursuant to the provisions of this Agreement and/or (ii) the failure, partial or total, of Buyer or Ixchange to perform any agreement or covenant required by this Agreement to be performed by it.

     9.3 NOTICE OF CLAIMS. All claims for indemnification under this Agreement shall be resolved in accordance with the following procedures:

     (a) If an indemnified party reasonably believes that it may incur any Losses, it shall deliver a Claim Notice to the indemnifying party for such Losses. If an indemnified party receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim, so that the indemnifying party's defense of such claim under Section 9.4 hereunder may be timely instituted.

     (b) When Losses are actually incurred or paid by an indemnified party or on an indemnified party's behalf or otherwise fixed or determined, the indemnified party shall deliver a Payment Certificate to the indemnifying party for such Losses. If a Claim Notice or Payment Certificate refers to any claim, action, suit, or proceeding made or brought by a third party, the Claim Notice or Payment Certificate shall include copies of the claim, any process served, and all legal proceedings with respect thereto.

     (c) If, after receiving a Payment Certificate, the indemnifying party desires to dispute such claim or the amount claimed in the Payment Certificate, it shall deliver to the indemnified party a Counternotice as to such claim or amount. Such Counternotice shall be delivered within thirty (30) days after the date the Payment Certificate to which it relates is received by the indemnifying party. If no such Counternotice is received within the aforementioned 30-day period, the indemnifying party shall have waived any further objection to such Payment Certificate or the Losses described in it, and the indemnified party shall be entitled to prompt payment for such Losses from the indemnifying party.

     (d) If, within thirty (30) days after receipt by the indemnified party of the Counternotice to a Payment Certificate, the parties shall not have reached agreement as to the claim or amount in question, the claim for indemnification shall be decided in accordance with the provisions of Section 13.9

     (e) With respect to any Losses based upon an asserted liability or obligation to a person or entity not a party to this Agreement for which indemnification is being claimed, the obligations of the indemnifying party hereunder shall not be reduced as a result of any action by the party furnishing the notice of third party claim responding to such claim if such action is reasonably required to minimize damages or to avoid a forfeiture or penalty or to comply with a requirement imposed by law.

     9.4  DEFENSE OF THIRD PARTY CLAIMS.  The indemnifying party under this
Article IX shall have the right to conduct and control, through counsel of its own choosing, any third-party claim, action, or suit or compromise or settlement thereof. The indemnified party may, at its election, participate in the defense of any such claim, action, or suit through counsel of its choosing, but the fees and expenses of such counsel shall be at the expense of the indemnified party, unless the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party in writing that it elects separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party with respect to such defenses). If the indemnifying party shall fail to defend any such third-party action, claim, or suit, then the indemnified party may defend, through counsel of its own choosing, such action, claim, or suit and may settle such action, claim, or suit and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense; provided, however, that the indemnifying party shall not be liable to pay any such settlement unless the indemnified party shall have given the indemnifying party written notice of the terms of the proposed settlement and the indemnifying party shall have failed, within twenty
(20) days of receipt of such notice, to undertake the defense of such action, claim, or suit. The indemnifying party shall not compromise or settle any third-party action, claim, or suit which includes any term that shall require any act or forbearance by the indemnified party from all liability in respect of such claim, action, or suit without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. Assumption by an indemnifying party of control of any such defense, compromise, or settlement shall not be deemed a waiver by it of its right to challenge its obligation to indemnify the indemnified party. Buyer, Ixchange, Company and Seller shall cooperate in all reasonable respects with each other in connection with the defense, negotiation, or settlement of any legal proceeding, claim, or demand referred to in this Section 9.4.

     9.5 TIME LIMIT. The provisions of this Article IX shall apply only to Losses that are incurred or relate to claims, demands, or liabilities that are asserted or threatened within two (2) year of the Closing Date, except for Tax Losses and Losses with respect to breaches of Section 3.12 which shall survive for the applicable statute of limitations; provided, however, that the indemnification obligations for such claims for which a Claim Notice is given within the time period set forth above shall continue until the final resolution of each such claim.

     9.6 LIMITATIONS. Except for breaches of Sections 7.5, 7.6, and Tax Losses which shall not be subject to any Threshold Amount, the indemnified party shall be entitled to indemnification only if the aggregate Losses exceed Fifty Thousand US Dollars (US$50,000) (the "THRESHOLD AMOUNT"), and then only to the extent the aggregate Losses exceed the Threshold Amount. The aggregate amount to which an indemnified party shall be entitled to be indemnified will not exceed the Purchase Price for indemnification claims arising within one (1) year following the Closing Date and Eight Million Five Hundred Thousand US Dollars (US$8,500,000) for indemnification claims arising during the period beginning one (1) year following the Closing Date. The sole remedy of Buyer, Ixchange, Seller and Company for breaches of this Agreement shall be claims made in accordance with and subject to the limitations of this Article IX.

     9.7 OFFSET. Subject to Sections 9.5 and 9.6, Buyer and Ixchange shall first offset from the amounts due under the Promissory Note and the Reimbursement Promissory Note, any amounts representing Losses resulting to Buyer as a result of any indemnification claim contained in this Agreement and any amounts owed by Seller pursuant to Sections 7.5 and 7.6. Buyer's exercise of its offset rights shall not limit Buyer's right to recover any amounts owed it that exceed the amount obtained by exercise of those rights and such exercise shall not be in substitution of or in any way limit Buyer's exercise of its other rights and remedies. Company and Seller acknowledge and agree that Buyer's exercise of its rights pursuant to this section shall not limit Buyer's right to recover any amounts owed to it that exceed the amount obtained by exercise of those rights and, subject to Sections 9.5 and 9.6, such exercise shall not limit Buyer's exercise of its other rights and remedies under this Agreement.

     9.8 LIABILITY FOR FAILURE TO CLOSE. If, prior to October 1, 1998, all conditions to Closing specified in Article VIII have been satisfied or, in the case of the conditions specified by Section 8.2, waived by Buyer, or, in the case of the conditions specified by Section 8.3, waived by Seller, and either Buyer or Seller fails or refuses to consummate this Transaction, then the party that fails or refuses to consummate this Transaction shall be liable to the other party for all damages, expenses and costs related to the Transaction and the failure to close the Transaction, including all direct and actual losses and damages and indirect and consequential damages, and expenses (including attorneys fees and related expenses). The party not failing or refusing to consummate this Transaction shall, in addition, have the right to pursue any remedies provided by Section 10.5.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Transaction by the stockholders or members of Company:

               (a)  by mutual consent of Ixchange and Astea;

               (b) by either Ixchange or Astea (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if there has been a breach of any representation, warranty, covenant, or agreement that has a material adverse effect on the Business Condition of the Company or Seller, on one hand, or Buyer or Ixchange, on the other hand, as the case may be, or on the benefits of the transaction provided for in this Agreement, and such breach has not been cured, or reasonable efforts are not being employed to cure such breach, within ten
(10) days after notice thereof is given to the party committing such breach;

               (c) by Ixchange or Astea if the Transaction shall not have been consummated before October 1, 1998;

               (d) by Astea if the approval of the Reserve Bank of the Republic of South Africa described in Section 8.2.6 is not obtained by September 17, 1998; or

               (e) by Ixchange or Astea if any permanent injunction or other Order of a court or other competent authority preventing the Transaction shall have become final and non-appealable.

     Where action is taken to terminate this Agreement pursuant to this Section 10.1, it shall be sufficient for such action to be authorized, in the case of Buyer, Ixchange, Seller and Company, by the Board of Directors or members, as applicable, of the party taking such action without any requirement to submit such action to the stockholders of such party.

     10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by Astea or Ixchange as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of the Buyer, Ixchange, Seller or Company or their respective officers or directors, except that (a) the provisions of Sections 7.2, 7.4, 10.2, 10.5, 11.2, 13.2, 13.7, 13.8 and 13.9 shall survive any such termination and abandonment, and (b) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants, or agreements as set forth in this Agreement.

     10.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or managers as applicable, at any time before or after approval of matters presented in connection with the Transaction by the stockholder or member of Company or Buyer, but after any such stockholder or member approval, no amendment shall be made which by law requires the further approval of stockholders or members without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.4 EXTENSION, WAIVER. At any time prior to the Closing Date, any party hereto, by action taken by its Board of Directors or member as applicable may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     10.5 SPECIFIC PERFORMANCE. Seller acknowledges that the Company is of a unique, special and extraordinary character, and that any material breach by Seller of its obligation to consummate the Transaction set forth in this Agreement could not be compensated for by damages. Accordingly, if Seller breaches its obligations to close the Transaction, Ixchange and Buyer shall be entitled, in addition to any other remedies to which they are entitled, to enforcement of this Agreement by a decree of specific performance requiring Seller to Consummate the Transaction in accordance with this Agreement (and on the terms specified in this Agreement) and no bond or security shall be required.

                                  ARTICLE XI

                      NONCOMPETITION AND NONSOLICITATION

     11.1 NONCOMPETITION. For a period of three (3) years after the Closing Date, Seller shall refrain from, directly or indirectly, carrying on or participating in any stand-alone help desk management software business worldwide, including the development, distribution, licensing, sales and marketing of any products that compete, on a stand-alone basis, with the current products of Company or products of

Company currently scheduled or under development. A business shall be deemed carried on by Seller if carried on by a partnership in which it is a general or limited partner, or a corporation, association or other entity of which it is a shareholder, director, officer, investor, manager, or member, or in which either of them has a financial interest, or as an employee of any entity. However, this Section shall not prevent Seller from (a) including help desk functionality in its service management and sales force automation software products which are not stand-alone help desk management software products, (b) continuing to distribute and support its existing PowerHelp product (directly or indirectly), or (c) owning as a passive investment, up to 5% of a class of equity securities issued by any company, including a competitor of Company or Ixchange that is registered under the Securities Exchange Act of 1934 or subject to Section 15(d) of such Act; provided that neither Astea nor its Subsidiaries shall enter into any licensing or technology support agreement with such competitor related to help desk functions. Pursuant to (a) in the preceding sentence, Astea may market such incorporated help desk functionality to the service management and sales force automation software markets, but, for three (3) years following the Closing Date, Astea shall not market such help desk function to the help desk management market. The parties agree that the terms of this noncompetition provision are necessary for the reasonable and proper protection of the business of Buyer and that each and every restraint contained herein is reasonable. Seller acknowledges and agrees that any violation of this provision may have an immediate adverse and unfair effect on the business as conducted by Buyer and that Buyer would not have entered into this Agreement in the absence of such noncompetition provision. With respect to each and every breach or violation or threatened breach or violation by Seller, Buyer shall be entitled to seek an injunction enjoining the commencement or continuance of such activities, and, without notice to Seller may apply to any court of competent jurisdiction for entry of an immediate restraining order or injunction. The pursuit of such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedies.

     11.2 NONSOLICITATION. (a) For a period of three (3) years after the Closing Date, neither Buyer, Company nor Ixchange, nor any Subsidiary thereof, shall, except for the transfer of employees described in Section 7.5, solicit or attempt to solicit (directly or indirectly) the current employees of Seller. For a period of six (6) months after the Closing Date, neither Buyer, Company nor Ixchange, nor any Subsidiary thereof, shall, except for the transfer of employees described in Section 7.5, hire the current employees of Seller.

     (b) For a period of three (3) years after the Closing Date, neither Astea nor Network, nor any Subsidiary thereof, shall solicit or attempt to solicit (directly or indirectly) the current employees of Company, Buyer or Ixchange. For a period of six (6) months after the Closing Date, neither Astea nor Network, nor any Subsidiary thereof, shall hire the current employees of Company, Buyer or Ixchange.

                                  ARTICLE XII

                                  TAX MATTERS


     12.1 SCOPE OF TAX INDEMNITY, PROVISIONS: RELATIONSHIP OF THIS ARTICLE XII TO ARTICLE III. In the case of any indemnity claim for Taxes for a Pre-Closing Period, the indemnity obligations of Seller, and the rights of Buyer with respect to indemnification, shall be governed by this Article XII and Article IX hereof (regardless of whether the Taxes for which indemnity is being claimed result from the breach of a representation in Section 3.8 hereof).

     12.2  ALLOCATION OF LIABILITY FOR TAXES.

     (A) GENERAL. Subject to Section 12.2(b) hereof: Seller, irrespective of Buyer's Tax Reimbursement payment, shall be liable for, and shall indemnify, defend and hold Buyer harmless from and against, (i) any and all Taxes imposed on or with respect to Company, or their respective assets, operations or activities for any Pre-Closing Period, and (ii) all Taxes attributable to the parties' joint election under Section 338(h)(10) of the Code with respect to the purchase of the stock of Company. Any amount payable by Seller to Ixchange pursuant to subsection (B) of this section shall be offset against amounts payable under the Promissory Note and/or the Reimbursement Promissory Note. Subject to the first sentence in this Section 12.2(a), Ixchange shall be liable for, and shall indemnify, defend and hold Seller harmless from and against, (A) any and all Taxes imposed on or with respect to Company or their respective operations, ownership, assets or activities for any Post-Closing Period. Any amount payable to Seller by Ixchange pursuant to subsection (B) of this section shall be added to the principal amount of the Promissory Note.

     (B) CERTAIN TRANSACTION COSTS. Notwithstanding anything to the contrary in this section 12.2, Buyer shall be liable for and pay any and all transfer Taxes arising in connection with the transfer of the stock or interests of Company hereunder and Buyer shall indemnify, defend and hold the other party harmless against any and all such transfer Taxes.

     12.3  PRORATION OF TAXES.

     (A) METHOD OF PRORATION. Tax items shall be apportioned between Pre-Closing Periods based on a closing of the books and records of the relevant entity or entities as of the Closing Date (provided that (i) any Tax item incurred by reason of the transactions occurring on or before the Closing Date, including the deemed asset sale resulting from the parties' joint election under
Section 338(h)(10) of the Code, as contemplated by this Agreement shall be treated as occurring in a Pre-Closing Period and (ii) depreciation, amortization and depletion for any Straddle Period shall be apportioned on a daily pro rata basis.

     (B) NO CONTRARY ELECTIONS. Seller and Buyer will not exercise any option or election to allocate Tax items in a manner inconsistent with Section 12.3(a) hereof.

     12.4  REFUNDS OF TAXES; AMENDED RETURNS; CARRYOVERS.

     (A) REFUNDS. If Buyer, receives a Tax refund with respect to Taxes arising in a Pre-Closing Period, Buyer shall pay, within the thirty (30) days following the receipt of such Tax refund, the amount of such Tax refund to the Seller. If Seller receives a Tax refund with respect to Taxes arising in any Post-Closing Tax Period, within thirty (30) days following the receipt of such Tax refund, Seller will pay the amount of such Tax refund to Buyer.

     (B)   AMENDED RETURNS.

           (i) Any amended Return or claim for Tax refund for any Pre-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by Seller. Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of Buyer for any Tax Period.

           (ii) An amended Return or claim for Tax refund for any Straddle Period shall be filed by the party responsible for filing the original Return hereunder if either Buyer or Seller so requests, except that such filing shall not be done without the consent (which shall not be unreasonably withheld or delayed) of Buyer (if the request is made by Seller) or of Seller (if the request is made by Buyer).

           (iii) Any amended Return or claim for Tax refund for any Post-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by Buyer, who shall not be obligated to make (or cause to be made) such filing. Buyer shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) file, or cause to be filed, any amended Return or claim for Tax refund for any Post-Closing Period to the extent that such filing, if accepted, reasonably might change the Tax liability of Seller for any Pre-Closing Period.

     12.5  PREPARATION AND FILING OF RETURNS.

     (A) SELLER'S RESPONSIBILITIES. Seller shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due:

           (i) any Return that is required to include the operations, ownership, assets or activities of the Company for Tax Periods ending on or before the Closing Date; and

           (ii) all Returns for transfer costs to be paid by Seller pursuant to the terms hereof.

     (B) BUYERS' RIGHTS AND RESPONSIBILITIES. Buyer shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due:

           (i) all Returns that are required to include the operations, ownership, assets or activities of the Company for any Tax Periods ending after the Closing Date (including all Straddle Period Returns); and

           (ii) all Returns for transfer costs to be paid by Buyer pursuant to the terms hereof.

     (C)   PREPARATION OF RETURNS.

           (i) Seller shall provide to Buyer such Tax information as is reasonably requested by Buyer with respect to the operations, ownership, assets or activities of the Companies or the Subsidiaries for Pre-Closing Periods to the extent such information is relevant to any Return which Buyer has the right and obligation hereunder to file.

           (ii) Seller shall, on the one hand, or Buyer shall, on the other, with respect to any Return which such party is responsible hereunder for preparing and filing, or causing to be prepared and filed, make such Return and related work papers available for review by the other party if the Return (A) is with respect to Taxes for which the other party or one of its affiliates may be liable hereunder or under applicable tax law, or (B) claims Tax Benefits which the other party or one of its Affiliates is entitled to receive hereunder. The filing party shall use its reasonable best efforts to make Returns available for review as required under this paragraph sufficiently in advance of the due date for filing such Returns to provide the non-filing party with a meaningful opportunity to analyze and comment on such Returns and have such Returns modified before filing, accepting the position of the filing party unless such position is contrary to the provisions of Section 12.5(d) hereof.

     (D) CONSISTENCY OF ACCOUNTING METHOD. Any Return which includes or is based on the operations, ownership, assets or activities of the Company or for any Pre-Closing Period, and any Return which includes or is based on the operations, ownership, assets or activities of the Company for any Post-Closing Period to the extent the items reported on such Return might reasonably increase any Tax liability of Seller for any Pre-Closing Period or any Straddle Period shall be prepared in accordance with past Tax accounting practices used with respect to the Returns in question (unless such past practices are no longer permissible under the applicable tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable Tax accounting practices selected by the filing party with respect to such Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

     12.6  TAX CONTROVERSIES: ASSISTANCE AND COOPERATION.

     (A) NOTICE. In the event any Tax Authority informs Seller, on the one hand, or Buyer or Company, on the other, of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other party may incur liability hereunder, the party so informed shall promptly notify the other party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to provide the indemnifying party prompt notice of such asserted Tax liability, then (A) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for Taxes arising out of such asserted Tax liability, and (B) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to provide prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

     (B) CONTROL RIGHTS. The filing party under this Article XII shall control any audits, disputes, administrative, judicial or other proceedings related to Taxes with respect to which either party may incur liability hereunder. Subject to the preceding sentence, in the event an adverse determination may result in each party having responsibility for any amount of Taxes under this Article XII, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder. For purposes of this Section 12.6(b), the term "participation" shall include (i) participation in conferences, meetings or proceedings with any Tax Authority, the subject matter of which includes an item for which such party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

     (C) CONSENT TO SETTLEMENT. Buyer and Seller shall not agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise any affect the liability for Taxes hereunder (or right to tax benefit) of the other party, without such other party's consent (which consent shall not be unreasonably withheld or delayed).

     (D) EXPENSES. Buyer and Seller shall bear their own expenses incurred in connection with audits and other administrative judicial proceedings relating to Taxes for which such party and its affiliates are liable under this Article XII.

     (E) ASSISTANCE AND COOPERATION. Seller on the one hand, and Ixchange, Buyer and Company, on the other, shall cooperate (and cause their affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to Company, including (i) preparation and filing of Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes,
(iii) examinations of Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to Company and available to the other party. The parties shall retain all Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax Period to which such Returns and other documents and information relate. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

                                 ARTICLE XIII

                              GENERAL PROVISIONS

     13.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement survive the Closing as provided herein.

     13.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telex or machine-confirmed facsimile or three business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, addressed as follows (or at such other address for a party as shall be specified by like notice):

           (a)  if to Buyer:
                Ixchange Technology Holdings Limited
                3rd Floor
                Sandgate Park
                Desmond Street
                Sandton

                Attention: Johan Buys
                Phone: 011-27-11-301-0500
                Fax: 011-27-1-444-6590

                with a copy to:

                Preston Gates & Ellis LLP
                5000 Columbia Center
                701 Fifth Ave.
                Seattle, WA 98104-7078
                Attention: Robert S. Jaffe
                Phone: (206) 623-7580
                Fax: (206) 623-7022

           (b)  if to Company:

                Bendata, Inc.
                1125 Kelly Johnson Blvd.
                Suite 100
                Colorado Springs, CO 80920
                Attention: President
                Phone: (719) 532-7397
                Fax: (719) 532-7502

                with a copy to:

                Holme, Roberts & Owen LLP
                90 S. Cascade Ave., Suite 1300
                Colorado Springs, CO 80903
                Attention: Timothy G. Pfeifer
                Phone: (719) 473-3800
                Fax: (719) 633-1518

            c)  if to Seller:

                Astea International Inc.
                455 Business Center Drive
                Horsham, PA 19044
                Attention: President
                Phone: (215) 682-2500
                Fax: (215) 682-2501

                with a copy to:

                Astea International Inc.
                55 Middlesex Turnpike
                Bedford, MA 01730
                Attention: General Counsel
                Phone: (781) 280-6158
                Fax: (781) 275-3544

     13.3 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE", "INCLUDES", and "INCLUDING" when used therein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION". The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a section in, or exhibit to, this Agreement unless otherwise explicitly set forth.

     13.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

     13.5  MISCELLANEOUS.  This Agreement and the documents referred to herein
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     13.6 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee, or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

     13.7 TRANSACTIONAL EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of Buyer and Company shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of its counsel, accountants and other experts.

     13.8 CONFIDENTIALITY. Each party ("Receiving Party") acknowledges that the Confidential Information of the other party ("Disclosing Party") is the valuable confidential property of the Disclosing Party. Each party agrees to hold Confidential Information received or otherwise obtained from the other in confidence. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any third persons or use it in any manner except as contemplated by this Agreement. The parties further agree that Confidential Information of the Disclosing Party shall be disclosed to the Receiving Party's officers, employees, and third-party consultants, only on a reasonable need-to-know basis and only with instructions to such persons that they comply with the restrictions of this provision. "Confidential Information" means all information, including all technical and commercial information and data, disclosed by one party to this Agreement to the other or otherwise obtained, directly or indirectly, by one party from the other, in the course of this transaction with respect to Buyer, Ixchange, Company or Seller which, at the time it was disclosed to or otherwise obtained by a party, was not rightfully in that party's possession and was not common general public knowledge. This transaction and its terms and conditions shall be treated as Confidential Information. The restrictions of this section shall not, (i) apply to Confidential Information of the Disclosing Party (a) which enters into the public domain through no fault of the Receiving Party, (b) which is disclosed to the Receiving Party by a third party with no restriction on disclosure, or (c) which is independently developed by the Receiving Party; or (ii) prohibit disclosure of Confidential Information of the Disclosing Party when required by a court or governmental agency of competent jurisdiction so long as the Receiving Party takes appropriate steps to attempt to obtain a protective or other such order with respect to such Confidential Information and advises the Disclosing Party as soon as reasonably possible of the requirement to make such disclosure; or (iii) restrict Buyer in its due diligence. This confidentiality and nondisclosure section shall, except as provided herein, survive termination of this Agreement and the Closing.

     Notwithstanding the foregoing, the limitations on the use of Confidential Information shall not be construed to limit Buyer's and Ixchange's right to make full use of the assets of the Company after the Closing. Except as otherwise provided in this Agreement, the terms of this Agreement and the Transaction shall not be disclosed by either party except to confirm that a sale has occurred after consummation of the Transaction.

     13.9 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Colorado. The parties agree that Colorado Springs,

Colorado, shall be the exclusive proper place of venue for any action, dispute, or controversy arising from or in connection with this Agreement. The parties irrevocably agree that any legal or equitable proceeding arising out of or in connection with this Agreement shall be the county in which the Company is located. Except for any equitable claims, no party shall commence any legal proceeding arising or in connection with this Agreement unless such party shall first give a written notice to the other party setting forth the nature of the claim or dispute. The parties shall attempt in good faith to resolve such claim or dispute by meditation under the CPR Institute for Dispute Resolution ("CPR") Model Mediation Procedure for Business Disputes in effect on the date of this Agreement. If the parties cannot agree on the selection of a mediator within twenty (20) days after receipt of the dispute notice, the mediator shall be selected in accordance with the CPR Procedure. If any legal action or any mediation or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.




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

                   SIGNATURE PAGE - STOCK PURCHASE AGREEMENT

     IN WITNESS WHEREOF, Buyer, Ixchange, Company, Astea and Network have caused this Agreement to be executed by their respective and duly authorized officers, and the Shareholders or their respective trustees have duly executed this Agreement, all as of the date first written above.


BENDATA HOLDING, INC.                     IXCHANGE TECHNOLOGY HOLDINGS LIMITED


                                          By: /s/ Dana Buys
By: /s/ Dana Buys                             Dana Buys, Chairman
    Dana Buys, President

BENDATA, INC.                             ASTEA INTERNATIONAL INC.


By: /s/ Vance Brown                       By: /s/ Robert G. Schwartz
    Vance Brown, President                    Robert G. Schwartz, Jr.,
                                              Vice President and Secretary

BENDATA (EUROPE) LIMITED LLC              NETWORK DATA, INC.
By Bendata, Inc., Member

                                          By: /s/ Beth Peoples
By: /s/ Vance Brown                           Beth Peoples, Treasurer
    Vance Brown, President